February 18, 1999
Cathy Fowler (303) 858-3405
Steve Lang, 303-858-3406

          MediaOne Group Operating Cash Flow Up 21 Percent in 1998

     -- International Operating Cash Flow Increases More than Six-Fold --

   -- 84,000 U.S. High-speed Internet Subscribers; More Markets to Come --

ENGLEWOOD, Colo. -- MediaOne Group (NYSE: UMG) today reported year-end proportionate operating cash flow of $1.9 billion, up 21 percent on a pro-forma basis over 1997 results. In 1998 in the U.S., the company introduced a new video packaging concept, launched telephone service in six markets, digital video service in its first market and high-speed data service in three new markets. The company's international joint ventures added 2.4 million new broadband and wireless subscriptions, an increase of 44 percent over 1997.

MediaOne Group reported -- on a proportionate pro-forma basis:

o A quarterly pro-forma 18 percent increase in operating cash flow, to $473 million. For the year, the company reported $1.9 billion in operating cash flow, a 21 percent pro-forma increase over 1997.

o A quarterly pro-forma 14 percent increase in proportionate revenue, to $1.9 billion. For the year, the company's revenue was $7.1 billion, up 16 percent pro-forma over 1997.

Because MediaOne Group operates numerous joint ventures, the company uses proportionate accounting to reflect its share of operating revenues and expenses associated with these operations.

Pro-forma numbers are used to provide direct "apples to apples" comparisons of operations quarter over quarter, as the company has streamlined the business significantly during the past year. Streamlining included the completion of the split from U S WEST Communications; the $4.75 billion transfer of U.S. directory assets to the new U S WEST; and the $6 billion merger of U.S. wireless interests into AirTouch.

Operating cash flow, which represents earnings before interest, taxes, depreciation and amortization, is a key indicator of the company's operating performance.

"This was a landmark year for MediaOne Group. We completed several significant strategic moves, including the split from U S WEST Communications, the merger of our U.S. wireless assets into AirTouch, and the subsequent monetization of a portion of our AirTouch common stock. We also completed our high-speed Internet joint venture with Time Warner, Compaq and Microsoft," said Chuck Lillis, chairman and chief executive officer of MediaOne Group. "On the operations side, our international businesses continued their explosive growth, while more U.S. subscribers signed up for digital telephone and high-speed data services."

MediaOne -- the U.S. broadband business

U.S. broadband revenue was $627 million, up 11 percent on a pro-forma basis for the quarter. Year-end revenue was $2.5 billion, also up 11 percent on a pro-forma basis. The company serves nearly five million subscribers across the U.S.

MediaOne launched digital telephone service in six markets, ending 1998 with more than 13,000 lines provided to more than 10,000 subscribers. The company also extended high-speed data service in an additional three markets, ending the year with 84,000 high-speed data subscribers in 11 markets. By the end of 1998, the company was adding about 2,400 new high-speed data subscribers each week. MediaOne ended the year with 1.1 million advanced analog video sub-scribers. In September, MediaOne began offering a new video packaging concept, which is now available to about half of the company's subscribers, with more to come in 1999. Also, in the fourth quarter, MediaOne took a $163 million charge on its PRIMESTAR investment.

Earlier this month, MediaOne announced an agreement with Time Warner Cable to strengthen key clusters in Boston and Atlanta. This move, plus other swaps announced earlier in the year, ultimately will mean that more than half of MediaOne's subscribers will be in systems where the company has more than a 50 percent share of the market area. And more than two-thirds of the company's subscribers will be in systems with more than 250,000 subscribers.

MediaOne Multimedia Ventures -- the 25.51 percent stake in Time Warner Entertainment

For the quarter, MediaOne Group's share of Time Warner Entertainment's reported revenue was $832 million, up 8 percent on a pro-forma basis over fourth quarter 1997. MediaOne Group's share of TWE's reported revenue for the year was $3.1 billion, up 11 percent pro-forma over the prior year.

MediaOne Group's share of TWE's reported earnings before interest, taxes, depreciation, amortization and other associated costs for fourth quarter were $196 million, up 15 percent pro-forma over the same period last year. Yearly figures were up 15 percent pro-forma, to $800 million.

MediaOne International -- the international broadband and wireless joint ventures

MediaOne International's pro-forma proportionate operating cash flow more than tripled during fourth quarter compared to the same quarter last year, to $58 million. Operating cash flow increased more than six-fold on a pro-forma basis for the year, to $205 million on a comparable basis.

International operations now provide eight million broadband and wireless subscriptions in Europe and Asia. Those businesses added 2.4 million subscriptions during the year, a 44 percent increase over 1997. Revenue for the year was up 40 percent pro-forma to $1.5 billion.

The company's international broadband businesses experienced 10 percent video subscriber growth, with more than two million subscribers in Europe and Asia at the end of 1998. Telephone line growth was up 20 percent for the year, with 1.6 million lines in service. MediaOne International's broadband businesses now serve 38,500 Internet access subscribers. During the year, MediaOne International increased its stake in Telewest to 29.9 percent and is now the company's largest shareholder. The year also saw the completion of the Telewest merger with General Cable, making Telewest the United Kingdom's largest broadband provider, with more than 1.5 million telephone lines, one million video accounts and 24,000 Internet access subscribers.

International wireless operations continued their explosive growth in 1998. The company's Central European wireless businesses expanded their subscriber base by 87 percent to 2.2 million subscribers. Subscriber growth at One 2 One, the fastest-growing UK wireless company, increased by 89 percent, to 1.9 million subscribers.

MediaOne Group (NYSE: UMG) is one of the world's largest broadband communications companies, bringing the power of broadband and the Internet to subscribers in the United States, Europe and Asia. The company also has interests in some of the fastest-growing wireless communications businesses outside the U.S. For 1998, the businesses that comprise MediaOne Group produced $7.1 billion in proportionate revenue.

[Safe Harbor statement: This document contains statements about expected future events and financial results that are forward-looking and subject to risk and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Discussion of factors that may affect future results is contained in our recent filings with the Securities and Exchange Commission.]
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